U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2004

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(I.R.S. Employer Identification No.)

100 First Stamford Place, Stamford, CT.	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(203)363-7300

N/A

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURES

The following information is provided in order to update the information with respect to the Company’s asbestos liability contained in the Company’s previously filed reports:

Asbestos Liability

As of December 31, 2003, the Company was a defendant, among a number of defendants, typically over 50 and frequently in the hundreds, in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	2003	2002	2001
Beginning claims	54,038	16,180	5,460
New claims	19,115	49,429	10,985
Settlements	(3,883)	(11,299)	(66)
Dismissals	(664)	(272)	(199)

Ending claims	68,606	54,038	16,180

Of the 68,606 pending claims as of December 31, 2003, approximately 24,000 claims are pending in New York and approximately 30,000 claims are pending in Mississippi. These filings typically do not identify any of the Company’s products as a source of asbestos exposure. A substantial majority of the New York claims have been placed on a deferred docket and are ineligible for trial on the merits without medical evidence of asbestos-related disease.

Generally, the Company has required evidence of exposure to asbestos-containing materials in products manufactured or sold by the Company, as well as medical evidence of asbestos-related disease, as a prerequisite to settling an asbestos claim. A significant proportion of the resolved claims against the Company have been dismissed without payment because these criteria are not satisfied. Despite this litigation posture, the Company has recognized that the number of asbestos claims pending against it continues to increase, albeit at a lower rate than in the past two years, and the settlement demands from asbestos claimants continue to escalate. The Company believes that federal legislation establishing a trust fund to compensate asbestos victims is the most appropriate solution to the asbestos litigation problem. The Company has been actively monitoring, studying and supporting developments in federal legislation during the past year and believes that there is a reasonable possibility that legislation will be passed in the current or next Congress. In addition, the Company continues to monitor and study the structured settlement transactions announced by certain other asbestos defendants. As the Company has stated previously, it will explore all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interest of the Company’s shareholders.

The gross settlement and defense costs (before insurance recoveries and tax effects) for the Company in the year ended December 31, 2003 totaled $11.9 million and $9.2 million, respectively. The Company’s total pre-tax cash payments for settlement and defense costs net of the Company’s cost sharing arrangements with insurers amounted to $4.6 million in the year ended December 31, 2003 and reflect the timing and terms of payments in accordance with the aforementioned arrangements. Detailed below are the comparable amounts for the periods indicated.

(In Millions)	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Settlement costs (1)	$11.9	$7.3	$0.8
Defense costs (1)	9.2	4.8	2.3
Pre-tax cash payments (2)	4.6	1.4	0.8

(1)	Before insurance recoveries and tax effects
(2)	Net of cost sharing arrangements with insurers

Cumulative aggregate settlement and defense costs (before insurance recoveries and tax effects) to date as of December 31, 2003 were $21.6 million and $22.3 million, respectively. The Company’s cumulative pre-tax cash payments for settlement and defense costs net of the Company’s cost sharing arrangements with insurers amounted to $8.3 million as of December 31, 2003.

These amounts are not necessarily indicative of future period amounts, which may be higher or lower than those reported. It is not possible to forecast when the cash payments related to the asbestos liability will be expended; however, it is expected such cash payments will continue for many years. Payment uncertainty results from the significant proportion of unasserted claims included in the estimated asbestos liability as well as variability of timing and terms of settlements and insurance reimbursement.

The liability recorded for asbestos claims constitutes management’s best estimate, based on the Company’s past experience, of costs for pending and reasonably anticipated future claims through 2007. For claims that will be filed beyond 2007, management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims, or the cost to resolve them and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2007. A long-term liability was recorded to cover the estimated cost of asbestos claims through 2007 and a long-term asset was recorded representing the probable insurance reimbursement for such claims (approximately 40 percent of settlement and defense costs). The Company’s liability for asbestos-related claims before insurance recoveries, which is included in other liabilities, was $193 million and $200 million at December 31, 2003 and 2002, respectively, or $116 million and $120 million, respectively, after probable insurance recoveries. At December 31, 2003 and 2002 approximately 60% and 70%, respectively, of the asbestos liability represented the estimated cost of unasserted claims against the Company.

The Company’s asbestos liability is based on its estimated cost of pending claims plus unasserted claims through 2007. In determining this estimate, both average annual incremental claims and costs per claim are significant assumptions. Costs per claim vary depending on a number of factors, including the nature of the alleged exposure, the injury alleged and the jurisdiction where the claim was filed. The estimated liability for New York claims includes a substantial discounting of such claims due to the deferred docket noted above. This discount rate is significantly higher than the dismissal rate applied to substantially all other jurisdictions. The gross estimated cost of projected asbestos claims is reduced by approximately 40% representing the Company’s probable insurance recovery. In 2002, as a result of dramatic increases in annual incremental claims and claim costs, management changed the basis for these assumptions to an analysis of the past few years of experience as compared to the long-term historical averages previously used, which thereby increased the aggregate estimated liability. In 2003, the Company reviewed its estimate in light of a number of factors and developments including the New York deferred docket referred to above, the substantial reduction in the new claims filed in Mississippi and New York, the increase in new claims filed in other jurisdictions, the proportion of claims dismissed for lack of product identification and the increasing settlement demands from claimants. Future projections of these trends is inherently uncertain, and while the Company believes its current estimate of the asbestos liability is a reasonable judgment, there can be no assurance about future developments.

Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a structured settlement transaction could also change the estimated liability.

A significant portion of the Company’s settlement and defense costs are paid by its primary insurers and one umbrella insurer up to the agreed available limits of the applicable policies. The Company has substantial excess coverage policies that are expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies, but there is no cost sharing or allocation agreement yet in place with the excess insurers. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payment, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method in which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships.

The Company determined it probable that approximately 40% of the estimated gross liability will be paid by the Company’s insurers. This determination was made after considering the terms of the available insurance coverage, the financial viability of the insurance companies, the status of negotiations with its insurers and consulting with legal counsel. This insurance receivable was included in other assets.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its asbestos-related estimated liability and corresponding estimated insurance reimbursement as well as the underlying assumptions used to derive these amounts. These uncertainties may result in the Company incurring future charges to operations to adjust the carrying value of recorded liabilities and assets, particularly if escalation in the number of claims and settlement and defense costs occurs or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims is anticipated to take many years, amounts recorded for the liability under generally accepted accounting principles are not discounted, and the effect on results of operations, cash flow and financial position in any given period from a revision to these estimates could be material.

ITEM 12.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 22, 2004, Crane Co. announced its results of operations for the quarter ended December 31, 2003. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety. In addition, a copy of the Crane Co. Quarterly Financial Data Supplement for the quarter ended December 31, 2003 is being furnished as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference in its entirety.

The information is furnished under Item 12 of this Current Report on Form 8-K,including Exhibit 99.1 and Exhibit 99.2, and is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crane Co.

/s/ George S. Scimone

George S. Scimone Vice President, Finance and Chief Financial Officer

Date: January 22, 2004

EXHIBIT INDEX

Exhibit Number

99.1	Press Release, dated January 22, 2004, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended December 31, 2003.